Exhibit 10

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) made this 13th day of April, 2006 by and among FILTERING ASSOCIATES, INC., (“FAI”), a Nevada corporation, and Kevin Frost and Edward Wiggins, individual stockholders of FAI (the “FAI Stockholders”), on the one hand, and MATINEE MEDIA CORPORATION, a Texas corporation (the “Company”), on the other hand.

Recitals:

A. The respective Boards of Directors of FAI and the Company have determined that a merger of the Company with and into FAI (the “Merger”), with FAI being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which the shares of the Company’s common stock, no par value (“Company Stock”), issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03), other than Dissenting Shares (as defined in Section 2.01(d)), will be converted into the number of shares of Common Stock of FAI determined by application of the Exchange Ratio (defined below).

B. FAI and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a plan of reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “Nevada Merger Statute”) and the Texas Business Corporation Act (the “Texas Merger Statute”), which shall govern the merger contemplated hereby, the Company shall be merged with and into FAI at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of the Company shall cease, and FAI shall continue as the surviving corporation (hereinafter sometimes referred to as “Public FAI”) under the name “MATINEE MEDIA CORPORATION”.

1.02 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “Closing Date”), at the offices of the Company, Austin, Texas, unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the parties shall file with the Secretary of State of the State of Nevada articles of merger (the “Nevada Articles of Merger”) in substantially the form attached hereto as Exhibit A, which shall amend the Articles of Incorporation of Public FAI to reflect the name change to “MATINEE MEDIA CORPORATION”, and with the Secretary of State of the State of Texas articles of merger (the “Texas Articles of Merger”) in substantially the form attached hereto as Exhibit B, each executed in accordance with the relevant provisions of the Nevada Merger Statute or the Texas Merger Statute, as the case may be, and shall make all other filings or recordings required under the Nevada Merger Statute and the Texas Merger Statute. The Merger shall become effective at such time as the Nevada Articles of Merger are duly filed with the Secretary of State of the State of Nevada and the Texas Articles of Merger are duly filed with the Secretary of State of the State of Texas and a certificate of merger has been issued by each such Secretary of State, to the extent required by the Nevada Merger Statute or the Texas Merger Statute for the Merger to become effective, or at such later time as FAI and the Company shall agree, which time should be specified in the Nevada Articles of Merger (the time the Merger becomes effective being the “Effective Time of the Merger”). FAI and the Company shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Nevada Merger Statute and the Texas Merger Statute.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of FAI, as amended by the Nevada Articles of Merger, shall be the Articles of Incorporation of Public FAI until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of FAI in effect at the Effective Time of the Merger shall be the Bylaws of Public FAI until thereafter changed or amended as provided therein or by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of Public FAI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of Public FAI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.08 Stock Cancellation. On or before the Closing, FAI shall cause to be cancelled 1,665,272 shares of its outstanding Common Stock held by certain of its stockholders who hold restricted Common Stock and it shall transfer to such stockholders its existing business and related assets and liabilities in consideration of the cancellation of their FAI Common Stock. Such stockholders, by their signature below, agree to the cancellation of their stock as aforesaid and to the assumption of all liabilities of the FAI business. After the cancellation of these shares, the total outstanding shares of FAI as of immediately prior to the Effective Time of the Merger shall not exceed 1,207,728 shares of Common Stock, which as of immediately after the Effective Time of the Merger shall amount to no more than 8% of the total shares of Public FAI Common Stock then outstanding, after giving effect to the issuance of the Public FAI shares to the Company’s shareholders in the Merger pursuant to this Agreement.

ARTICLE II

Effect of the Merger
on the Capital Stock
of the Constituent Corporations

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Stock or of FAI Stock:

(a) FAI Stock. Each share of FAI Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain one share of Public FAI Common Stock, subject to adjustment as provided below (“FAI Exchange Ratio”). Certificates representing shares of FAI Stock shall be exchanged for certificates reflecting the name change to “Matinee Media Corporation” for that number of shares of Public FAI Common Stock held prior to the Effective Time of the Merger.

(b) Conversion of Company Stock. Except as otherwise provided herein, each issued and outstanding share of Company Stock shall be converted into one share of Public FAI Common Stock, subject to adjustment as provided below (“Company Exchange Ratio”) so that upon such issuance the shareholders of the Company shall own no less than 92% and the shareholders of FAI shall own no more than 8% of the total shares of Public FAI Common Stock outstanding immediately after the Effective Time of the Merger. Certificates representing such number of shares of Company Stock shall be exchanged for certificates representing an equal number of shares of Public FAI Common Stock.

(c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of FAI Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the Nevada Merger Statute (“Dissenting Shares”) shall not be converted into a right to receive sharers of Public FAI Common Stock unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each share of FAI Stock held by such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Public FAI Common Stock in accordance with this Section 2.01. FAI shall give prompt notice to the Company of any demands received by FAI for appraisal of shares of FAI Stock, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. FAI shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or offer to settle, any such demands.

(d) Cancellation and Retirement of Stock. As of the Effective Time of the Merger, all shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing shares of Public FAI Common Stock to be issued in consideration therefore upon surrender of such certificates in accordance with Section 2.04.

2.02 Intentionally Deleted

2.03 Company Securities.

(a) Assumption of Company Warrants. At the Effective Time of the Merger, each outstanding warrant or option to purchase Company Stock (each a “Company Warrant”), shall by virtue of the Merger be assumed by Public FAI and each employee stock incentive plan of the Company under which any Company Warrant may be granted (the “Company Plans”) shall by virtue of the Merger be assumed by Public FAI. Each Company Warrant so assumed by Public FAI will continue to have, and be subject to, the same terms and conditions of such Company Warrant immediately prior to the Effective Time of the Merger and will be exercisable for that number of shares of Public FAI Common Stock equal to the number of Company Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time of the Merger and (ii) the per share exercise price for the shares of Public FAI Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the exercise price that would have been paid prior to the Effective Time of the Merger if the Company Warrant were exercised in full prior to the Effective Time of the Merger. Public FAI shall comply with the terms of all such Company Warrants and Company Plans. Public FAI shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Public FAI Common Stock for delivery upon exercise of all Company Warrants outstanding at the Effective Time of the Merger on the terms set forth in this Section 2.03 and all other shares of Public FAI Common Stock issuable under the Company Plans.

(b) Pre-Merger Increase in Issued and Outstanding Shares of Company Stock FAI acknowledges that the Company has entered into a securities purchase agreement pursuant to which, prior to the Effective Time of the Merger, the Company issued and sold to certain institutional and individual accredited investors shares of Company Stock and issued Company Warrants to purchase one share of Company Stock for every two shares of Company Stock issued to such investors, with an exercise price of $3.50 per share (the “Company Funding”). Upon the closing of the Company Funding, up to $2,500,000 in principal amount of the Company’s convertible promissory notes (the “Bridge Notes”), plus accrued and unpaid interest thereon, automatically converted into shares of Company Stock at a conversion price of $1.707 per share, and Company Warrants to purchase one share of Company Stock for every two shares of Company Stock issued to the holders of the Bridge Notes, with an exercise price of $3.50 per share.

(c) Adjustment to Exchange Ratios. The Company Exchange Ratio set forth above in Section 2.01(b) is based on the assumption that the shareholders of FAI will own 8% of the outstanding Common Stock of Public FAI as of immediately after the Effective Time of the Merger. If necessary to maintain this percentage ownership immediately after the Effective Time of the Merger, the Company Exchange Ratio set forth in Section 2.01(b) or the FAI Exchange Ratio set forth in Section 2.01(a) shall be proportionately adjusted so as to achieve this 8% target for the FAI shareholders in the Merger.

ARTICLE III

Representations and Warranties

3.01 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to FAI by the Company at the time of the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to FAI as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company. Attached as Schedule 3.01(a) of the Company Disclosure Schedule are complete and correct copies of the Articles of Incorporation and Bylaws of the Company, each as amended through the date of this Agreement.

(b) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any person.

(c) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Company Stock, of which 15,096,601 shares are issued and outstanding, including the securities issued in the Company Funding, as described in Schedule 3.01(c) of the Company Disclosure Schedule. Except as set forth in Schedule 3.01(c) of the Company Disclosure Schedule, as of the date hereof no other shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, phantom equity or similar rights, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Schedule 3.01(c) of the Company Disclosure Schedule sets forth the ownership of the Company Stock. Except as set forth on Schedule 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or, to the best of the Company’s knowledge, other agreements or arrangements with or among any security holders of the Company with respect to equity securities of the Company.

(d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. Subject to obtaining the Company Shareholder Approval (as defined in Section 3.01(o)), the execution and delivery of this Agreement by the Company and this Agreement, the merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Texas Articles of Merger with the Secretary of State of the State of Texas and the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada.

(e) Absence of Certain Changes or Events. The Company was organized on October 13, 2005. The Company has provided FAI with the Company’s unaudited balance sheet as of December 31, 2005. Since December 31, 2005, there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of FAI; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against or affecting the Company that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

(iii) The Company is not in violation of any statute, law, regulation, ordinance, rule, judgment, order, decree or arbitration award applicable to the Company or its business.

(g) Benefit Plans. The Company is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, “Benefit Plans”).

(h) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i) Tax Returns and Tax Payments. The Company has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of the Company’s knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, “taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

(j) Environmental Matters. To the best of its knowledge, the Company is in compliance with all applicable Environmental Laws. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(k) Material Contract Defaults. The Company has provided or made available to FAI copies of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it is a party or by which it is bound (“Material Contracts”) all of which are listed on Schedule 3.01(k) of the Company Disclosure Schedule. The Company is not, nor has it received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and, to the best of the Company’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment to which the Company is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000 or more, including guarantees of such indebtedness. Notwithstanding the foregoing definition, a Material Contract shall not include any contract with a fair market valuation equal to or less than $50,000.

(l) Properties. The Company has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens.

(m) Trademarks, Broadcast Licensees and Related Contracts. To the best of the Company’s knowledge:

(i)
As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(ii)
Schedule 3.01(m) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks; (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed) (4) Federal Communications Commission (“FCC”) broadcast licenses, options and agreements to acquire rights to such licenses, including terms, parties, dates, restrictions (“Broadcast Licenses”). Schedule 3.01(m) of the Disclosure Schedule sets forth a list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by the Company, indicating for each the title, owner/licensor of the Software. Third party Software tools that are used to create the Software sold, licensed, leased or otherwise distributed by the Company but are not incorporated therein are specifically excluded from this list.

(iii)
The Intellectual Property owned by the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed in Schedule 3.01(m) of the Company Disclosure Schedule.

(iv)
The patents and Broadcast Licenses owned by the Company are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any Intellectual Property licensed to the Company or with the FCC with respect to the Broadcast Licenses.

(v)
The conduct of the Company’s business as currently conducted does not, infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 3.01(m) of the Company Disclosure Schedule lists all U.S. and foreign patents for which: (i) the Company has obtained written opinion of counsel; or (ii) the Company has received written notice of infringement or license offer outside the ordinary course of business. There are no claims or suits pending or threatened against the Company, and the Company has not received any notice of a third party claim or suit against the Company (1) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(vi)
There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is bound which (1) restrict the Company’s rights to use any Intellectual Property or License, (2) restrict the Company’s business in order to accommodate a third party’s Intellectual Property or License or (3) permit third parties to use any Intellectual Property or License owned by the Company. There exists no event or condition, which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party under any Company License Agreement or Broadcast License.

(vii)
The Company takes reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such Trade Secrets. Neither the Company nor any other party to any non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof.

(viii)
The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Intellectual Property or License, nor will require the consent of any Governmental Entity or third party in respect of any such Intellectual Property or Broadcast License.

(ix)
Schedule 3.01(m) of the Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Schedule 3.01(m) of the Company Disclosure Schedule which the Company purports to own, such Software was either developed (1) by employees of the Company within the scope of their employment; or (2) by independent contractors who have assigned all of their rights in such Software to the Company pursuant to written agreements.

(n) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of the Company and has recommended that the holders of the shares of Company Stock approve the Merger.

(o) Company Shareholder Approval. The affirmative vote or consent of a majority of the issued and outstanding shares of the Company Stock is the only vote or consent of the holders of any class of the Company’s securities required to approve the Merger (the “Company Shareholder Approval”).

3.02 Representations and Warranties of FAI and the FAI Shareholders. Except as set forth in the disclosure schedule delivered to the Company by FAI and the FAI Shareholders at the time of the execution of this Agreement (the “FAI Disclosure Schedule”), FAI and the FAI Shareholders hereby, jointly and severally, represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. FAI is duly organized, validly existing and in good standing under the laws of the State of Nevada as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. FAI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to FAI. FAI has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws, which reflect all amendments made thereto prior to the date of this Agreement, and such Articles of Incorporation (or other organization documents) and Bylaws of FAI are included in Schedule 3.02(a) of the FAI Disclosure Schedule. The records of meetings of the stockholders and Board of Directors of FAI furnished to the Company are complete and correct in all material respects. The stock records of FAI furnished to the Company are complete and correct in all material respects and accurately reflect the record ownership and beneficial ownership of all of the outstanding shares of FAI Stock and any other outstanding securities issued by FAI.

(b) Subsidiaries. FAI does not own, directly or indirectly, any capital stock or other ownership interest in any person.

(c) Capital Structure. The authorized capital stock of FAI consists of 50,000,000 shares of Common Stock, 0.001 par value, of which 2,873,000 shares of FAI Stock are issued and outstanding, and 5,000,000 shares of Preferred Stock, 0.001 par value, none of which are issued and outstanding. As of immediately prior to Effective Time of the Merger, 1,665,272 shares of FAI restricted Common Stock shall be cancelled as provided in Section 1.08 so that as of prior to the Effective Time of the Merger, no more than 1,207,728 shares of FAI Common Stock, and no other securities, or convertible securities, shall be outstanding. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, phantom equity or similar rights, arrangements or undertakings of any kind to which FAI is a party or by which it is bound obligating FAI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of FAI or obligating FAI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and no shares of FAI Common Stock are or shall be reserved for issuance pursuant to any FAI stock plans or any other plan, contract or obligation. Except as set forth above, no shares of capital stock or other equity securities of FAI shall be issued, reserved for issuance or outstanding as of the Effective Time of the Merger. All outstanding shares of capital stock of FAI are, and all shares which may be issued pursuant to this Agreement shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of FAI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of FAI may vote. There are no outstanding contractual obligations, commitments, understandings or arrangements of FAI to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of FAI, except as to the cancellation of those shares of common stock held by the FAI Stockholders specified in Section 1.08 of this Agreement. There are no agreements or arrangements pursuant to which FAI is or could be required to register the issuance or resale of shares of FAI Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of FAI with respect to equity securities of FAI.

(d) Authority; Noncontravention. FAI has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Subject to obtaining the FAI Shareholder Approval (as defined in Section 3.02(r)), the execution and delivery of this Agreement by FAI and the consummation by FAI of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of FAI. The cancellation of the restricted FAI Common Stock and the transfer of its FAI business and assets as provided in Section 1.08 complies with all applicable corporate and fiduciary law requirements. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of FAI, enforceable against FAI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of FAI under, (i) the articles of incorporation or bylaws of FAI, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to FAI or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to FAI or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to FAI or could not prevent, hinder or materially delay the ability of FAI to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to FAI in connection with the execution and delivery of this Agreement by FAI or the consummation by FAI of any of the transactions contemplated by this Agreement, except for the filing of the Texas Articles of Merger with the Secretary of State of the State of Texas and the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states.

(e) S.E.C. Documents; Undisclosed Liabilities. FAI has filed with the Securities and Exchange Commission (the “S.E.C.”) all reports, schedules, forms, statements and other documents as were required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period FAI has been required by law to file such material, and FAI has delivered or made available to the Company all such reports, schedules, forms, statements and other documents filed by FAI with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “FAI S.E.C. Documents”). As of their respective dates, the FAI S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such FAI S.E.C. Documents, and none of the FAI S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the Company prior to the date of this Agreement), none of the FAI S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FAI included in such FAI S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of FAI as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to the extent they may not include footnotes or may be condensed). FAI does not have, and at the Effective Time of the Merger FAI will not have, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceed $100,000.

(f) Absence of Certain Changes or Events. Except as disclosed in the FAI S.E.C. Documents, since December 31, 2004, FAI has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to FAI; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to FAI; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of FAI to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the best of FAI’s or the FAI Shareholders’ knowledge, threatened against or affecting FAI that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to FAI or prevent, hinder or materially delay the ability of FAI to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FAI having, or which, insofar as reasonably could be foreseen by FAI, in the future could have, any such effect.

(ii) FAI does not have any employees and is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its the best of its knowledge, threatened, any of which could have a material adverse effect with respect to FAI.

(iii) FAI is not in violation of any material statute, law, regulation, ordinance, rule, judgment, order, decree or arbitration award applicable to FAI or its business.

(h) Benefit Plans. FAI is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which FAI currently has an obligation to provide benefits to any current or former employee, officer or director of FAI.

(i) Certain Employee Payments. FAI is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of FAI of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j) Tax Returns and Tax Payments. FAI has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and, to the best of FAI’s and the FAI Shareholders’ knowledge, has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of FAI or is being asserted against FAI, no audit of any Tax Return of FAI is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by FAI and is currently in effect.

(k) Environmental Matters. To the best of its knowledge, FAI is in compliance with all applicable Environmental Laws.

(l) Material Contracts. FAI does not have any Material Contracts to which it is a party or by which it is bound.

(m) Properties. FAI neither owns nor leases any real property or other tangible assets.

(n) Intellectual Property. Other than as listed on Section 3.02(n) of the FAI Disclosure Schedule, FAI neither owns nor uses any Intellectual Property. Neither FAI nor the FAI Shareholders have any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of FAI infringes upon or involves, or has resulted in the infringement of any Intellectual Property of any other person.

(o) No Brokers. Neither FAI nor the FAI Shareholders have employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.

(p) Listing and Maintenance. FAI has not received notice from the Over-the-Counter Bulletin Board to the effect that FAI is not in compliance with the listing maintenance requirements of such trading market. FAI is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(q) Board Recommendation. The Board of Directors of FAI has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of FAI and has recommended that the holders of the shares of FAI Stock approve the Merger.

(r) Required FAI Shareholder Approvals. The affirmative vote or consent of a majority of the issued and outstanding shares of the FAI Stock is the only vote or consent of the holders of any class of FAI’s securities required to approve the Merger (the “FAI Shareholder Approval”).

ARTICLE IV

Covenants Relating to
Conduct of Business Prior to Merger

4.01 Conduct of the Company and FAI. From the date of this Agreement and until the Effective Time of the Merger, or until the prior termination of this Agreement, the Company and FAI shall not, without the prior written approval of the other:

(a) engage in any material transaction except for (i) transactions in the normal and ordinary course of business or contemplated in this Agreement, (ii) the issuance by the Company of shares of Company Stock as contemplated herein and the grant by the Company of the Company warrants in connection with such issuances, and (iii) the acquisition of Broadcast Licenses by the Company, as determined by its Board of Directors;

(b) sell, assign or otherwise transfer any of their assets, except for the sale of Broadcast Licenses by the Company, as determined by its Board of Directors, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Merger;

(d) incur any material liability or create or suffer to exist any lien or other encumbrance upon any of their respective assets that will not be discharged in full prior to the Effective Time of the Merger; or

(e) make any material change with respect to their accounting or bookkeeping methods, principles or practices, except as required by generally accepted accounting principles.

ARTICLE V

Additional Agreements

5.01 Shareholder Approvals. FAI will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the FAI Shareholder Approval. As soon as practicable after the date of this Agreement, FAI shall file with the S.E.C. a preliminary and final definitive proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the “Proxy Statement”) pursuant to Rule 14a-3 under the Exchange Act, and shall cause the Proxy Statement to be mailed to the holders of the FAI Stock. FAI agrees to provide the Company and its counsel with any written or oral comments FAI or its counsel may receive from the S.E.C. with respect to such Proxy Statement promptly after the receipt of such comments. FAI shall also provide the Company and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the S.E.C. or dissemination to the holders of the FAI Stock and to participate, including by way of discussions with the S.E.C., in the response of FAI to such comments. The Board of Directors of FAI will take all lawful action to solicit such approval, including, without limitation, the timely mailing of the Proxy Statement. At the Shareholders Meeting, the FAI Shareholders will vote all FAI Stock held by them in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby. The Company will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders, or obtain the written consent of the holders of at least a majority of the outstanding Company Stock, for the purpose of obtaining the Company Shareholder Approval.

5.02 Access to Information; Confidentiality.

(a) The Company and FAI, respectively, shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and FAI shall, and shall cause its officers, employees and representatives to, furnish promptly to the other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company and FAI set forth herein and compliance by the Company and FAI of its obligations hereunder, during the period prior to the Effective Time of the Merger, FAI shall provide the Company and its representatives, and the Company shall provide FAI and its representatives, with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the such party to confirm the accuracy of the representations and warranties of the other party set forth herein and compliance by the Company and FAI with its obligations hereunder, and, during such period, FAI shall, and shall cause its officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as the Company may from time to time reasonably request. Except as required by law, each of the Company and FAI will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement. FAI and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entity or third party, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to Public FAI in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. FAI and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.04 Public Announcements. FAI and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters, proxy materials, information statements, consents and other documents sent to the Company’s shareholders and to the holders of the Bridge Notes and the Company Warrants and FAI may disclose the contemplated Merger and related transactions in letters, the Proxy Statement, and other documents sent to FAI’s shareholders. FAI and the Company acknowledge that Public FAI must file with the S.E.C., within four days after the Closing Date, a Current Report on Form 8-K describing the Merger and other information required by the S.E.C. to be included in such report (the “Super 8-K”). Prior to the Closing Date, FAI and the Company will cooperate with each other in preparing the Super 8-K.

5.05 No Solicitation. Except as previously agreed to in writing by the other party, during the term of this Agreement neither the Company nor FAI shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving the Company or FAI, other than the Merger or other transaction contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or FAI will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

Conditions Precedent

6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party under this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The FAI Shareholder Approval and the Company Shareholder Approval shall have been obtained.

(b) OTCBB Clearance. The shares of Public FAI Common Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board.

(c) No Litigation. There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be in effect, pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from FAI any damages that are material, (ii) seeking to prohibit or limit the ownership or operation by the Company, FAI or Public FAI of any material portion of the business or assets of the Company, FAI or Public FAI, or to dispose of or hold separate any material portion of the business or assets of the Company, FAI or Public FAI, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit Public FAI from effectively controlling in any material respect the business or operations of the Company after the Effective Time of the Merger, or (iv) that could reasonably be expected to result in criminal or material uninsured or unindemnifiable personal liability on the part of one or more directors of the Company.

(d) Equity Financing. The Company shall have closed the Company Funding with gross proceeds therefrom of not less than $6.0 million.

6.02 Conditions to Obligations of FAI. The obligations of FAI under this Agreement are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. FAI shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions contemplated herein or perform its obligations hereunder), and FAI shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(c) Consents, etc. FAI shall have received prior to the Closing Date evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Entity and or third party as necessary in connection with the transactions contemplated hereby have been obtained.

(d) Financial Statements. The Company shall have delivered to FAI audited balance sheets of the Company as of December 31, 2005, and the related statements of operations, changes in shareholders’ equity and cash flows for the period October 13, 2005 (inception) through December 31, 2005.

6.03 Conditions to Obligation of the Company. The obligations of the Company under this Agreement are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of FAI and the FAI Shareholders set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on, and as of, the Closing Date. The Company shall have received a certificate signed on behalf of FAI by the chief executive officer of FAI to such effect.

(b) Performance of Obligations of FAI. FAI and the FAI Shareholders shall have performed the obligations required to be performed by them under this Agreement at, or prior to, the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to FAI or adversely affect the ability of FAI to consummate the transactions contemplated herein or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of FAI by the chief executive officer of FAI to such effect.

(c) Forgiveness of Excess Liabilities. FAI and the FAI Shareholders shall have obtained for the benefit of Public FAI, prior to the Closing Date, the forgiveness or satisfaction of (i) sufficient liabilities or obligations of FAI necessary so that the liabilities and obligations of FAI at the Effective Time of the Merger do not exceed the limitation of $100,000 set forth in Section 3.02(e) of this Agreement.

(d) Consents, etc. The Company shall have received prior to the Closing Date evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Entity or other third party as necessary in connection with the transactions contemplated hereby, or for Public FAI to conduct the business of the Company after the Merger, have been obtained.

(e) Filing of Merger Agreement. FAI shall have filed prior to the Effective Time of the Merger, in the office of the Secretary of State or other office of each jurisdiction in which such filings are required, all applications, certificates and other documents, and pay all fees, as shall be necessary for the Merger to become effective.

(f) No Dissent. The aggregate number of Dissenting Shares shall be less than five percent (5%) of the total number of outstanding shares of FAI Stock.

(g) Cancellation of Stock. At Closing, FAI shall have cancelled 1,665,272 shares of its outstanding restricted common stock from the FAI Stockholders as provided in Section 1.08 and provide evidence of cancellation of those shares satisfactory to counsel for the Company.

(h) Filing of 2005 10-K. FAI shall have filed its 10-KSB for the year ended December 31, 2005 as required by the Securities Exchange Act of 1934.

ARTICLE VII

Termination, Amendment and Waiver

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of FAI and the Company;

(b) by either FAI or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either FAI or the Company , so long as such party is not in breach hereunder, if the Merger shall not have been consummated on or before December 31, 2006 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either FAI or Company requests an extension of the Closing after this date and the other party consents in writing, then neither party may terminate this Agreement under this provision until the expiration of such extension period;

(d) by FAI, if there has been a material breach of this Agreement on the part of the Company of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by FAI to the Company; or

(e) by the Company, if there has been a material breach of this Agreement on the part of FAI of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by the Company to FAI.

7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or FAI provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FAI or the Company, other than the provisions of the last sentence of Section 5.02(a), Section 5.04 and this Article VII. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Such amendment or amendments may be made with the approval of the Board of Directors of the Company and the Board of Directors of FAI and without the further approval of the shareholders of either the Company or FAI so long as such change does not amend the essential terms of the Agreement to the material detriment of such stockholders, respectively.

7.04 Extension; Waiver. Subject to Section 7.01(c), at any time prior to the Effective Time of the Merger, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the agreements of the other party contained in this Agreement, or (d) waive any of the conditions contained in this Agreement to the performance of the waiving party’s obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of FAI or the Company, the approval thereof by action of not less than a majority of the members then in office of its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, FAI and the Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Neither FAI nor the Company will use any information so obtained from the other party for any purpose other than as contemplated in this Agreement and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE VIII

Indemnification and Related Matters

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and the termination of this Agreement.

8.02 Indemnification.

Irrespective of any due diligence investigation conducted by FAI or the Company with regard to the transactions contemplated hereby, each party shall indemnify and hold the other party, and each of their officers, directors, employees, affiliates, or agents harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to, or resulting from, any and all Losses incurred or suffered by such party resulting from or arising out of any breach of a representation, warranty or covenant made by the other as set forth herein, provided such breach resulted in the termination of this Agreement.

8.03 Notice of Indemnification. In the event any legal proceeding (an “Indemnity Claim”) shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought under the provisions of this Article VIII, (the “Indemnitee”) shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other (the “Indemnitor”). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within thirty (30) days of the receipt of such written notice, the Indemnitor shall notify the Indemnitee in writing of its intent to contest its obligation to indemnify or reimburse under this Agreement (a “Contest”) or to accept liability hereunder. If the Indemnitor does not respond within thirty (30) days to such written notice, the Indemnitor will be deemed to accept liability. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in Texas. The arbitrators shall be selected by the mutual agreement of the parties. If the parties cannot agree on the arbitrators, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the Federal District Court for the Western District of Texas shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association.

ARTICLE IX

General Provisions

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to FAI to:

Kevin Frost, President Filtering Associates, Inc. 18 Technology, Suite 18 Irvine, California 92614

(b) if to the Company, to:

MATINEE MEDIA CORPORATION 2801 Via Fortuna Drive, Suite 675 Austin, Texas 78746 Attn: Robert Walker, Chief Executive Officer

9.02 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “material adverse change” or “material adverse effect” means, when used in connection with the Company or FAI, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of FAI to the consummation of the Merger);

(c) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(d) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed In accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.10  Schedules. If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

FAI STOCKHOLDERS:	FILTERING ASSOCIATES, INC.

/s/ Kevin Frost Kevin Frost
By: /s/ Kevin Frost
/s/ Edward Wiggins Edward Wiggins	Name: Kevin Frost Title: President

Attest:

/s/ Edward Wiggins Ed Wiggins, acting secretary

MATINEE MEDIA CORPORATION

By: /s/ Robert Walker
Name: Robert Walker
Its: Chief Executive Officer

Schedule 3.01(a)

Articles of Incorporation attached
Bylaws attached

Schedule 3.01(c)

Capitalization

Authorized capital stock of the Company consists of 25,000,000 shares of common stock and no shares of preferred stock. Capitalization of the Company as of the date hereof (pro forma for :

	% of total outstanding shares	Fully Diluted Amount of Shares
Existing shareholders	67.5%	9,375,000
Investors (including bridge investors)	32.5%	4,513,873
Total	100.0%	13,888,873

The Company has reserved 2,591,871 shares of Company Stock for issuance upon exercise of warrants issued pursuant to the Company Funding.

The Company intends to approve a Long Term Incentive Plan pursuant to which the Company could grants awards to employees, consultants and directors of up to 2,500,000 shares of Company Stock.

The Company has the obligation to register the resale of all of the Company Stock issued in the Company Funding, and the shares of Company Stock underlying the warrants issued in the Company Funding, pursuant to a Registration Rights Agreement with the investors therein.

Arabella Securities has the right to become a party to the Registration Rights Agreement to have the 334,934 shares of Company Stock underlying its warrants issued in connection with the Company Funding registered.

The Company is not required, but has agreed, to include 2,812,500 shares of Company Stock held by the founders of the Company and up to 150,000 shares of Common Stock held by certain shareholders of Filtering after the merger in the Registration Statement.

Schedule 3.01(h)

Material Contracts

On April 3, 2006, the Company entered into a Securities Purchase Agreement with certain investors in the Company Funding, under which the investors invested $8,535,550, and the holders of the Bridge Notes converted all of their principal and accrued interest. In connection with the execution of that agreement, the Company entered into a Registration Rights Agreement with such investors, and executed Common Stock Warrants for the benefit of each such investor.

In March 2006, Matinee Media Corporation entered into option agreements for the exclusive right to purchase 12 FCC FM radio station construction permits from Ace Radio Corporation (“ACE”). ACE was the winning bidder in the January, 2006 FCC Auction of FM Broadcast Construction Permits (Auction No. 62) for the 12 construction permits. The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process. These construction permits include the following:

City of License	Frequency MHz	Class	Target Market	Winning Bid/ Base Option Price
Erie, IL	105.5	A	Quad Cities, IA-IL	$118,300
Jenner, CA	106.3	A	Santa Rosa, CA	$172,900
Yarnell, AZ	99.5	C2	Phoenix, AZ	$1,452,100
Gallop, NM	101.5	C1	Gallop, NM	$78,000
Mertzon, TX	101.1	C3	San Angelo, TX	$309,400
Coalinga, CA	97.3	A	Fresno, CA	$309,400
Dunkerton, IA	103.9	A	Waterloo/Cedar Falls, IA	$295,750
Waynesboro, GA	92.9	A	Augusta, GA	$130,000
Lost Hills, CA	105.7	B1	Bakersfield, CA	$248,950
New Albany, MS	101.5	A	Tupelo, MS	$190,450
Santa Anna, TX	105.5	C3	Brownwood, TX	$127,400
New Augusta, MS	101.7	A	Hattiesburg, MS	$407,550
NOTE: The winning bid/base option price is net of a 35% bidding credit ($2,067,800), all of a portion of this credit may be reimbursable to the FCC upon sale based on buyer profile.

On February 9, 2006 the Company entered into a line of credit with ACE in order for ACE to fund FCC winning bid prices as the above construction permits are granted by the FCC. The principal amount of the line of credit is $4,500,000 and bears interest at 7% per annum. The maturity date of the line of credit is February 9, 2007. As of March 31, 2006, the outstanding principal amount of the line of credit is $1,120,255.14, plus accrued interest of $10,891.37.

The Company has entered into exclusive option agreements with Matinee Radio LLC to purchase five construction permits acquired by Matinee Radio LLC in FCC Auction No. 37. The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process. These option agreements include the following signals and target markets:

City of License	Frequency MHz	Class	Target Market	Winning Bid/ Base Option Price
Albany, TX	98.9	A	Abilene, TX	$219,050
Goldsmith, TX	94.7	A	Midland/Odessa, TX	$300,950
Groveton, TX	98.1	A	Lufkin, TX	$292,500
Magdelena, NM	95.9	C1	Albuquerque, NM	$278,200
Marfa, TX	93.5	C1	Far West Texas	$186,550
NOTE: The winning bid/base option price is net of a 35% bidding credit ($687,750), all of a portion of this credit may be reimbursable to the FCC upon sale based on buyer profile.

In addition, the Company has funded $298,100.00 to Matinee Radio, LLC for a portion of the winning bid prices of the permits noted above and related fees and expenses for Matinee Radio to obtain those construction permits from the FCC. If not repaid sooner this amount is expected to be repaid with proceeds from the sale(s) of the permits.

The Company has entered into exclusive option agreements with James Falcon to purchase eight construction permits acquired by Mr. Falcon in FCC Auction No. 37. The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process. These option agreements include the following signals and target markets:

City of License	Frequency MHz	Class	Target Market	Winning Bid/ Base Option Price
Rio Grande City, TX	95.1	A	McAllen, TX	$838,500
Seymour, TX	92.3	C2	Wichita Falls, TX	$107,250
Knox City, TX	107.3	A	N/A	$87,100
Seymour, TX	98.7	A	Wichita Falls, TX	$80,600
Olney, TX	104.3	C2	Metro Fort Worth, TX	$95,550
Eden, TX	104.5	C3	San Angelo, TX	$222,300
Wellington, TX	98.5	C3	Childress, TX	$102,700
Eldorado, OK	96.9	A	N/A	$102,700
NOTE: The winning bid/base option price is net of a 35% bidding credit ($881,300), all of a portion of this credit may be reimbursable to the FCC upon sale based on buyer profile.

Marfa Public Radio Corporation is a non-profit organization created to operate a radio station on FM frequency 93.5 MHz in Marfa, TX. The station has been designed as a public radio station serving far west Texas. The construction permit for the station is licensed to Matinee Radio LLC and the Company has the exclusive right to purchase the station from Matinee Radio. In order to assist in the construction and initial launch of the Marfa station, the Company has provided services and funding. The Company also assisted Marfa Public Radio in obtaining a grant from the U.S. Department of Commerce to assist in the construction of the station. The grant in the amount of $432,000 was awarded on September 22, 2005, and is expected to fund in Q2 2006. As of March 31, 2006, the Company had accounts receivable from Marfa Public Radio of $29,080.60 and a note receivable of $350,000, of which $312,225.00 is currently outstanding.

Schedule 3.01(m)

Intellectual Property

The Company owns the following Internet domain names:
matineebroadcasting.com
matineebroadway.com
matineecontent.com
matineedevelopment.com
matineedigital.com
matineefilm.com
matineegames.com
matineegaming.com
matineeinteractive.com
matineeipo.com
matineelicensing.com
matineemagazine.com
matineemanuscripts.com
matineemarketing.com
matineemedia.com
matineemediacorp.com
matineemotionpictures.com
matineemovie.com
matineemovies.com
matineenetwork.com
matineepartners.com
matineeplay.com
matineeplays.com
matineeproductions.com
matineepromotions.com
matineepublications.com
matineepublish.com
matineepublishing.com
matineeradio.com
matineerecording.com
matineescreenplay.com
matineescreenplays.com
matineescript.com
matineescripts.com
matineeshow.com
matineeshows.com
matineesoftware.com
matineesports.com
matineetelevision.com
matineetunes.com
mediaipo.com

Schedule 3.02(a)

Articles of Incorporation attached
Bylaws attached

Schedule 3.01(n)

Intellectual Property

FAI owns the Internet domain name www.filterdrive.com.